Exhibit 5.1

October __, 2018

Board of Directors

Kenloc, Inc.

510 Shannon Way #2306

Redwood City, CA 94065

(310) 753-7020

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Kenloc, Inc., a Nevada corporation (the “Company”) under the Securities Act of 1933, as amended, relating to the sale of up to 5,000,000 shares of Common Stock of the Company, $0.0001 par value (the “Common Stock”) registered for sale by the Company, we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Articles of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the shares and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or “blue sky” laws of the states in which the shares are to be offered for sale, the 5,000,000 shares registered for sale by the Company when subscribed and paid for, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Sincerely,

/s/ PRUDENTIA LAW CORPORATION